Exhibit 10.11

THE ROME SAVINGS BANK

DEFERRED COMPENSATION PLAN

As amended and restated effective

December 23, 1998

The Board of Trustees of The Rome Savings Bank hereby amends and restates its Deferred Compensation Plan, effective December 1998. The Plan has been restated in order (1) to attract, retain, and motivate Trustees, (2) to provide retirement benefits for Trustees and select executive officers, and (3) to encourage the long-term financial success of the Bank through a performance-based deferred compensation program. The Plan is not tax-qualified under Section 401 of the Code, and is unfunded and primarily for a select group of management or highly compensated employees within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE I

Definitions

The following words and phrases, when used in the Plan with an initial capital letter, shall have the meanings set forth below unless the context clearly indicates otherwise.

1.1 “Acceptance” shall mean acceptance, by the Committee, of a Deferral Election Form, a Distribution Election Form, or an Investment Election Form (which acceptance shall be presumed unless, within ten business days of delivery of a Participant’s election as a Trustee, the Committee provides the Participant with a written notice detailing the reasons for its rejection).

1.2 “Account” shall mean a bookkeeping account maintained by the Bank in the name of each Participant.

1.3 “Administrator” shall mean the person(s) or entity appointed by the Board pursuant to the Trust Agreement to hold legal title to the Plan Assets for the purposes set forth herein.

1.4 “Affiliate” shall mean any “parent corporation” or “subsidiary corporation” of the Bank, as the terms are defined in Section 424(e) and (f), respectively, of the Code.

1.5 “Bank” shall mean The Rome Savings Bank, and any successor to its interest.

1.6 “Beneficiary” shall mean the person or persons whom a Participant may designate as the beneficiary of the Participant’s Benefits under Article II, and shall mean the Participant’s estate in the absence of a valid designation. A Participant’s election of a Beneficiary shall be made on the Distribution Election Form, shall be revocable by the Participant during his or her lifetime, and shall be effective only upon its Acceptance by the Committee.

1.7 “Benefits” shall mean any and all benefits that are or may become payable under Article II of the Plan.

1.8 “Board” shall mean the Board of Trustees of the Bank.

1.9 “Change in Control” shall mean (i) the execution of an agreement for the sale of all, or a material portion, of the assets of the Bank; (ii) the execution of an agreement for a merger, consolidation, or other transaction of the Bank whereby the Bank is not the surviving entity; (iii) a change of control of the Bank, as defined or determined under the regulations or policies of the Bank’s primary regulator; (iv) the acquisition, directly or indirectly, of the beneficial ownership within the meaning of that term as it is used in Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting proxies or securities of the Bank by any person, trust, entity, or group. This limitation shall not apply to a transaction in which either the Bank merely converts to stock form or forms a holding company or up to 30% of any class of securities of the Bank are purchased by a tax-qualified employee stock benefit plan of the Bank or any Affiliate. The term “person” refers to an individual or a corporation, partnership, trust, Bank, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. References herein to the “Bank” shall also refer to any company that at any future time becomes the owner of more than 50% of the Bank’s assets or securities.

1.10 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.11 “Committee” shall mean any committee that the Board may appoint to administer and effectuate the Plan. The Committee shall act only by a majority of its members, and may act through meetings or written consents. Notwithstanding the foregoing, the Board may at any time act in lieu of the Committee with respect to any action that the Committee may take pursuant to the Plan.

1.12 “Common Stock” shall mean the common stock, if any, of the Bank, but shall mean common stock of a holding company of the Bank if one is formed for that purpose independently of a Change in Control.

1.13 “Deferrals” shall mean any Participant-directed deferrals that occur pursuant to Section 2.3 hereof.

1.14 “Deferral Election Form” shall mean the form attached hereto as Exhibit “A”.

1.15 “Distribution Election Form” shall mean the form attached hereto as Exhibit “B”.

1.16 “Effective Date” shall mean December 23, 1998.

1.17 “Employee” shall mean any person to whom the Bank or an Affiliate pays “wages” that are reportable to the Internal Revenue Service on Form W-2 (or a successor form thereto).

1.18 “Investment Election Form” shall mean the form attached as Exhibit “C”.

1.19 “Just Cause” shall mean misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violations of any law, rule or regulation (other than traffic violations or similar offenses), or final cease-and-desist orders.

1.20 “Participant” shall mean (i) an individual who serves as a Trustee of the Bank on the Effective Date, regardless of whether or not the Trustee is an Employee, and (ii) any Trustee or Employee whom the Board specifically selects for participation in the Plan after the Effective Date, provided that an Employee shall be eligible for Plan participation only if the Employee is a member of a select group of the Bank’s management or highly compensated Employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.21 “Plan” shall mean this The Rome Savings Bank Deferred Compensation Plan.

1.22 “Plan Year” shall mean the one-year period that begins each January 1, except the initial Plan Year shall begin on the Effective Date and end on December 31, 1998.

1.23 “Trust” shall mean the trust created under the Trust Agreement.

1.24 “Trust Agreement” shall mean the agreement entered into between the Bank and the Administrator, pursuant to the terms hereof.

1.25 “Trustee” shall mean a member of the Board.

1.26 “Year of Service” shall mean each full year of a Participant’s service, measured from the date a Participant initially commences such service, as a Trustee or Employee of the Bank or an Affiliate (but disregarding service as an emeritus or advisory Trustee).

ARTICLE II

Credits to Accounts

2.1 Initial Credits in 1998. Participants of the Plan shall have their accounts credited with the following amounts:

On the Effective Date:	$2,128 per Year of Service up to 20 years for each non-Employee Trustee; $5,819 per Year of Service up to 30 years for Trustee Sprock; $447 per Year of Service up to 30 years for Trustee Scoville.

On January 1, 1999	Each Participant’s Account shall be credited with his or her account balance, as of December 31, 1998, under the Bank’s nonqualified deferred compensation plan.

2.2 Future Credits. On each December 31st after 1998, the Bank shall make a credit to the Account of each Participant who is on that date serving as a Trustee or Employee. The amount of each credit will equal the following percentages of the cash compensation that a Participant earns during the calendar year to which the credit relates: 14% for a non-Employee Trustee; 3% for Trustee Sprock; 1% for Trustee Scoville.

2.3 Deferrals. Each Participant may elect, on the Deferral Election Form, to make Deferrals by directing that his or her fees, salary, bonuses, or other cash compensation be reduced on a pre-tax basis. Participants may elect to defer up to 25% of their salary and up to 100% of any board fees, retainers or cash bonuses. Such elections shall (i) be irrevocable until the end of the calendar year in which they are made, and (ii) be effective on the January 1st following their Acceptance; provided that a Participant may elect to have an election take effect as soon as administratively practicable with respect to cash compensation that the Participant may receive in the future and as to which the Participant currently has no legal right or claim. As soon as practicable after the end of each pay period, the Bank shall credit each Participant’s Account with any Deferrals that occurred during the pay period.

2.4 InvestmentReturn. At the end of each calendar year during which a Participant’s Account has a positive value, the Bank shall credit the average balance credited to the Participant’s Account during the year with an investment return equal to the highest annual return that the Bank is paying, on January 1 of the particular year, on certificates of deposit having a term of one year or less, unless the Participant has previously elected, on the Investment Election Form, to have such investment return be determined according to another measure or measures as the Board may from time to time approve for implementation only on a prospective basis. Such elections shall be effective until the date of a superseding election, and be effective on the January 1st following their Acceptance. In the event of a stock conversion or mutual holding company reorganization by the Bank, each Participant may elect to have his or her Account credited with the total return on the resulting Common Stock.

2.5 Short-swing Profit Rule. If the Bank were to sell stock as part of a conversion or mutual holding company reorganization and if a Participant elects to have his or her Account appreciate or depreciate based on changes in the value of the Common Stock, the effectiveness of any investment election that the Participant makes shall be deferred until the next following date on which said election would not result in an “opposite way” transaction for purposes of SEC Rule 16b-3. For purposes of this paragraph, an “opposite way” transaction means an election that affects a “sale” of the Common Stock by a Participant within six months of an election that affects a “purchase” (and vice versa), whether under this Plan or another plan maintained by the Bank. This six-month “opposite way” rule will not apply, however, if the Participant elects to receive a distribution in connection with either his or her death or termination of the Participant’s service with the Bank.

ARTICLE III

Vesting: Distributions from Accounts

3.1 Vesting. Each Participant shall at all times be fully vested in his or her Account; provided that if a Participant’s service as an Employee or Trustee terminates due to Just Cause, the Participant shall automatically forfeit the portion of his or her Account that is not attributable to Deferrals.

3.2 In-Service Hardship Distributions. If the Participant or a member of the Participant’s immediate family (or a dependent of the Participant) should suffer one or more of the following unforeseen hardships, the Participant may apply to the Committee for a withdrawal of all or part of the vested portion of his or her Account:

(i)	extraordinary medical expenses, or

(ii)	other unforeseeable and severe financial hardships that the Committee may generally recognize.

The Committee shall have sole and complete discretion over whether or not to grant a Participant’s request for a hardship withdrawal, provided that (i) the Committee shall make its decisions in a uniform and nondiscriminatory manner, and (ii) the Participant who requests a withdrawal shall abstain from participation in, and voting on, such request. If the Committee approves a withdrawal, the Bank shall pay the approved amount to the Participant as soon as practicable, and shall treat said amount as a pro-rata reduction from each measure of investment return then in effect under Section 2.4 hereof.

3.3 Post-Termination Distributions. The Bank shall pay a Participant’s Account in the medium selected by the Participant on the Distribution Election Form, in substantially equal annual payments over a period of five years, beginning as soon as administratively practicable following the Participant’s termination of employment for any reason other than Just Cause or death; provided that a Participant may elect on the Distribution Election Form to have his or her Account paid in an immediate lump sum distribution or in annual payments over a period not exceeding 10 years.

3.4 Distribution Elections. In order to be effective, Acceptance of a Participant’s Distribution Election Form must occur either (i) more than one year before the date on which the Participant’s service as an Employee terminates for any reason or (ii) within 30 days of the Participant’s initial commencement of Plan participation, or (iii) more than 90 days before the closing of a Change in Control. In the event a Participant files more than one valid Distribution Election Form, the most recent valid election shall supersede any and all prior elections. Nevertheless, Beneficiary designations made pursuant to executed Election Forms shall be revocable during the Participant’s lifetime and a Participant may, by submitting an effective superseding Election Form at any time and from time to time, prospectively change the designated Beneficiary and the manner of payment to a Beneficiary.

3.5 Death Benefits. If a Participant dies before receiving all Benefits payable pursuant to Section 3.3, then the remaining vested balance of the Participant’s Account shall be distributed in a lump sum to the Participant’s Beneficiary as soon as administratively practicable following the date of the Participant’s death; provided that a Participant may specify on the Distribution Election Form the distribution period elected by the Participant pursuant to Section 3.3 hereof.

3.6 Change in Control. In the event of a Change in Control, the Bank and the Participant have the right to mutually agree to limit payments that they might consider excess “golden parachute payments” as defined under §§ 280G and 4999 of the Code.

ARTICLE IV

Source of Benefits

4.1 General Rule. Benefits accumulated under the Plan shall constitute an unfunded, unsecured promise by the Bank to provide such payments in the future, as and to the extent such Benefits become payable. Benefits accumulated under the Plan shall be paid from the general assets of the Bank, and no person shall, by virtue of this Plan, have any interest in such assets, other than as an unsecured creditor of the Bank. For any Plan Year during which a Trust is maintained, (i) the Administrator shall inform the Committee annually prior to the commencement of each fiscal year as to the manner in which such Trust assets shall be invested, and (ii) the Committee shall, as soon as practicable after the end of each calendar quarter, provide the Administrator with a schedule specifying the amount of any Trust contribution that is attributable to the Participant’s Account. The Bank shall also, at least annually, provide the Administrator with a schedule specifying the amounts payable to each Participant, and the time for making such payments. All interest, dividends, and realized gain/losses on Trust assets will be taxed to the Bank.

4.2 Trust Funding on Change in Control. In the event of a Change in Control, the Bank shall contribute to the Trust an amount sufficient to provide the Trust with assets having an overall value equivalent to the value of the aggregate Account balances under the Plan.

ARTICLE V

Recordkeeping; Plan Expenses

The Committee shall be responsible for maintaining all Accounts, with particular reference to contribution sources and allocating gains and losses (at least quarterly), and shall prepare Account reports for the Participants and the Bank. The Committee in its discretion may appoint or remove a third-party recordkeeper. The Bank shall pay all expenses associated with the Plan and the Trust.

ARTICLE VI

Assignment

Except as otherwise expressly provided by this Plan, it is agreed that neither the Participant nor his or her Beneficiary, to include the Participant’s executors and administrators, heirs, legatees,

distributees, and any other person or persons claiming any benefits under him or her under this Plan, shall have any right to assign, transfer, pledge, hypothecate, sell, transfer, alienate and encumber or otherwise convey the right to receive any Benefits hereunder, which Benefits and the rights thereto are expressly declared to be nontransferable. The right to receive Benefits under this Plan shall likewise not be subject to execution, attachment, garnishment, sequestration or similar legal, equitable or other process to the benefit of the Participant’s creditors. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Participant’s rights to receive Benefits under this Plan or the levy of any attachment, garnishment or similar process thereupon, shall be null and void and without effect.

ARTICLE VII

No Retention of Services

The Benefits payable under this Plan shall be independent of, and in addition to, any other compensation payable by the Bank to a Participant, whether in the form of fees, bonus, retirement income under employee benefit plans sponsored or maintained by the Bank or otherwise. This Plan shall not be deemed to constitute a contract of employment between the Bank and any Participant.

ARTICLE VIII

Rights of Participants and Beneficiaries

The rights (if any) of Participants and their Beneficiaries under this Plan shall be solely those rights of unsecured creditors of the Bank.

ARTICLE IX

Reorganization

The Bank agrees that it will not merge or consolidate with any other corporation or organization, or permit its business activities to be taken over by any other organization, unless and until the succeeding or continuing corporation or other organization shall expressly assume the rights and obligations of the Bank herein set forth. The Bank further agrees that it will not cease its business activities or terminate its existence, other than as heretofore set forth in this Article IX, without having made adequate provision for the fulfillment of its obligation hereunder.

ARTICLE X

Amendment and Termination

The Board may amend or terminate the Plan at any time, provided that no such amendment or termination shall, without the written consent of an affected Participant, alter or impair either the vested balance credited to the Participant’s Account or any rights that the Participant has accrued under the Plan.

ARTICLE XI

State Law

This Plan shall be construed and governed in all respects under and by the laws of the State of New York, except to the extent preempted by federal law. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

ARTICLE XII

Headings; Gender

Headings and subheadings in this Plan are inserted for convenience and reference only and constitute no part of this Plan. This Plan shall be construed, where required, so that the masculine gender includes the feminine.

ARTICLE XIII

Interpretation of the Plan

The Committee shall have sole and absolute discretion to administer, construe, and interpret the Plan, and the decisions of the Committee shall be conclusive and binding on all affected parties, unless such decisions are arbitrary and capricious.

ARTICLE XIV

Disputes; Legal Fees

14.1 Generally. Any controversy or claim that arises under this Plan and cannot be settled by the parties shall be addressed solely in the federal or state courts located in Rome, New York, or in the closest jurisdiction thereto if no state or federal court exists in Rome, New York at the time of such review.

14.2 Reimbursement of Legal Fees. In the event that any dispute arises between the Participant and the Bank as to the terms or interpretation of this Plan, whether instituted by formal legal proceedings or otherwise, including any action that the Participant takes to enforce the terms of this Plan or to defend against any action taken by the Bank or an Affiliate, the Participant shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, provided that the Participant shall obtain a final judgement or settlement substantially in favor of the Participant either in a court of competent jurisdiction or in binding arbitration under the rules of the American Arbitration Association or in a written settlement of the dispute. Such reimbursement shall be paid within ten (10) days of Participant’s furnishing to the Bank written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Participant.

14.3 Indemnification. To the maximum extent allowed by law, the Bank shall indemnify each member of the Committee and each Administrator who is a Trustee or Employee for any loss arising from their actions under the Plan and Trust; provided that such indemnification shall not occur for actions that constitute Just Cause.

ARTICLE XV

Duration of Plan

Unless terminated earlier in accordance with Article X, this Plan shall remain in effect during the term of service of the Participants and until all Benefits payable hereunder have been made.